                                                            Exhibit 10.16.1



                NRG GENERATING (NEWARK) COGENERATION INC./
                   STEWART & STEVENSON OPERATIONS, INC.
                    OPERATING AND MAINTENANCE AGREEMENT

This System Operating and Maintenance Agreement ("Agreement") is made as of the 1st day of May 1996 between NRG Generating (Newark) Cogeneration Inc., a Delaware corporation ("Owner"), and Stewart & Stevenson Operations, Inc., a Delaware corporation ("Operator"), having its principal place of business at Houston, Texas, whose obligations hereunder shall be fully guaranteed by STEWART & STEVENSON SERVICES, INC. ("SSSI"), pursuant to a Guarantee in the form of Appendix I.

Owner (formerly named "O'Brien (Newark) Cogeneration, Inc.") and Operator entered into an Operation & Maintenance Contract dated as of April 1, 1994 with respect to the System (as defined below), a copy of which is attached as Appendix II (the "Existing O&M Agreement").

In connection with the bankruptcy of Owner's parent, the existing
Electricity Purchase Agreement between Owner and Jersey Central Power Light Company relating to the System has been amended with the Third Amendment to the Power Purchase Agreement (as defined below).

Owner and Operator have renegotiated the terms and conditions of the Existing O&M Agreement and desire to replace it with this Agreement effective upon the Effective Date.

In consideration of the foregoing and the mutual covenants and benefits contained herein, the parties hereby agree as follow:

I.   DEFINITIONS

In this Agreement the following terms have the associated meaning:

1 . Affiliate - With reference to a specified person, any other person or entity, directly or indirectly through one or more intermediaries, which controls, is controlled by, or is under common control with, such person. A person or entity is controlled by another person or entity if the second person or entity holds a sufficient number of securities in the first person or entity to elect a majority of the directors of the first person or entity.

2.   Agent - The agent for the lenders under the Financing Agreements.

3. Amended Power Purchase Agreement - The Amended Power Purchase Agreement for Purchase and Sale of Electric Power, dated April 30, 1996, between Owner and Jersey Central Power & Light, a copy of which Is attached as Appendix III hereto.

4.   Annual Operating Plan and Budget - As set forth In Article VI, Section
     6.

5.   Bonus - As set forth in Exhibit A.

6. Change - Shall mean any of the following that are proposed by one party to the other by a written notice to the other party: (i) a change in the then current Annual Operating Plan and Budget: (ii) a change in connection with the services to be provided by Operator hereunder (iii) a change made necessary to avoid injury to persons or property or to mitigate losses as a result of the occurrence of an Emergency; and (iv) a change enabling Operator to accomplish or contract for a Major System Repair.

7. Change Order - Shall mean the written approval of a proposed Change and the related Change Order Budget Statement by Operator and Owner as further provided for In Article VI, Section 7(b).

8. Change Order Budget Statement - Shall mean the statement prepared by Operator pursuant to Article VI, Section 7(b) with respect to a proposed Change setting forth In reasonable detail: (i) the direct cost or savings to Owner of the proposed Change; (ii) the indirect costs or savings of the proposed Change, including without limitation, any loss of electricity revenues or steam host revenues and any increased insurance, operating. maintenance or other costs during or following the implementation of the proposed Change; (iii) changes in the operating efficiency of the System; and (iv) any other material effect on the operation, maintenance, efficiency or profitability of the System or the provision of the services hereunder.

9. Contract Year - As set forth in the Amended and Restated Power Purchase Agreement.

10.  Effective Date - May 1, 1996.

11. Emergency - Any event or occurrence which in the judgment of Operator or Owner, as the case may be, requires immediate action and which constitutes a serious hazard to the safety of persons or property or may materially Interfere with the safe, economical, lawful or environmentally sound operation of the System.

12.  Event of Default - As set forth in Article XII.

13.  Existing O&M Agreement - As set forth in the Recitals.

14.  Expenses - As set forth in Article VI, Section 2.

15. Financing Agreements - Any loan, lease financing, security, of related agreements entered into at any time by and among owner and the lending institutions providing financing for the System.

16. Force Majeure - Unforeseeable causes beyond the reasonable control of and without the fault or negligence of the party claiming Force Majeure, including but not limited to acts of God, strike, flood, earthquake, storm, fire. lightning. epidemic, war, riot, civil disturbance, sabotage, change in low or applicable regulation subsequent to the date thereof and action or inaction by any federal, state or local legislative, executive, administrative or judicial agency or body which, in any of the foregoing cases, by exercise of due foresight such party could not reasonably have been expected to avoid, and which by the exercise of due diligence, it is unable to overcome.

17.  Legal and Contractual Requirements - All:

     a. Laws, permits, approvals, regulations or orders of governmental authorities applicable to the Amended and Restated Power Purchase Agreement, the System. Owner's obligations under this Agreement as owner of the System and Operator's scope of work hereunder;

     b.   Provisions of the System Contracts;

     c. Agreements, warranties and specifications of Operator's or Owner's suppliers or vendors; and

          d. Operating and maintenance manuals and procedures furnished by Owner applicable to the System or the components thereof (such operating manuals to reflect Sound Independent Power Industry Practice).

l8.  Liquidated Damages -As set forth in Exhibit A.

19.  Major System Repair

     The inspection, overhaul, repair or replacement of any piece of equipment needed to operate the System where such inspection, overhaul, repair or replacement is the result of: (i) an unscheduled breakdown, repair, or failure of such equipment or (ii) a scheduled inspection, overhaul, repair or replacement of such equipment (union the inspection, overhaul, repair or replacement has been incorporated into the Annual Operating Plan and Budget) and further that such inspection, overhaul, repair or replacement shall have a cost in excess of $10,000, which includes labor and material costs, and shall be adjusted each year by the increase or decrease in the Producer Price Index. Equipment shall include the gas turbines, the generators, boilers, heat steam recovery generators, chillers, load gears, exhaust ducting, emissions equipment. water and waste water treatment, fuel treatment facilities and interconnection facilities; provided, however, that a Major System Repair shall not include the replacement of accessories, equipment and consumables required in the ordinary course of Routine Maintenance and preventative maintenance of the System reflecting Sound Independent Power Industry Practice.

20.  Operating Fee - As set forth in Article VI Section 1.

21. Owner's Plan of Operation - Owner's instructions to Operator as to the desired electricity and/for thermal energy production schedule and other operating and maintenance objectives.

22.  Owner's Representative - As set forth in Article V. Section 1 (a).

23. Producer Price Index - The U.S. Producer Price Index for All Item, as currently published in the United States Department of Labor Bureau of Labor Statistic's monthly publication, PPI Detailed Report or any successor publication of such information, or if such index is no longer published or the method of computation thereof is substantially modified, a mutually agreeable alternative index.

24. Proprietary Information - All financial, technical and operating information which the parties, directly or indirectly, acquire from each other, and any other information which a party expressly designates in writing to be confidential. However, Proprietary Information shall exclude information failing into any of the following categories

     a. Information that, at the time of disclosure thereof, is in the public domain;

     b. Information that, after disclosure thereof, enters the public domain other than by breach of this Agreement;

     c. Information that prior to disclosure thereof, was already in the recipient's possession, either without limitation on disclosure to others or subsequently becoming free of such limitation;

     d. Information obtained by the recipient from a third party having an independent right to disclose such information;

     e. Information that is available by independent research without use of or access to the Proprietary Information acquired from the other party; and

     f. Information that a party is required by low or governmental action to disclose, provided the disclosing party notifies the party from whom the information originated in advance and gives it the opportunity to resist the order.

25. Routine Maintenance - Those activities including the replacement of accessories, equipment, and consumables required in the ordinary course of routine and preventative maintenance of the System and System site in accordance with Sound Independent Power Industry Practice.

26. Sound Independent Power Industry Practice - Those prudent practices and methods in effect at the time of performance that am customarily followed by operators of similarly situated plants and equipment.

27. System - Owner's properties, plant and equipment located in Newark, New Jersey, including a single gas turbine combined cycle generating station with a nominal capacity of 52 megawatts, more fully defined in Exhibit B.

28. System Contracts - Contracts and agreements to which Owner is a party (including, without limitation, insurance policies) relating to the operation and maintenance of the System, set forth an Exhibit C, which Exhibit shall be amended by Owner to provide a more comprehensive list on or before June 15, 1996.

II.  ENGAGEMENT OF OPERATOR

1. Effective on the Effective Date, Owner engages Operator to operate and maintain the System and perform certain duties, all as hereinafter set forth in this Agreement, and Operator accepts such engagement to operate and maintain the System and perform the duties specified in this Agreement in accordance with its terms and conditions.

2. All operating and management personnel involved in the operation and maintenance of the System shall be employees of Operator or its Affiliates and shall not for any purposes be deemed employees of Owner.

III. TERM

The term of this Agreement shall become effective upon the Effective Date and expire on the sixth (6th) anniversary of the Effective Date, unless terminated earlier in accordance with Article XII of this Agreement.

IV.  OPERATING AND MAINTENANCE DUTIES OF OPERATOR

1. Subject to the terms of this Agreement Operator shall operate and maintain the System and shall control the details and means of performing its obligations hereunder.

2. For the period prior to and including the Effective Date, Operator shall assist Owner in preparing the System for operation under the Amended Power Purchase Agreement. These services will include but not be limited to:

     a.   Preparing a plan and schedule to staff the System;

     b. Recruiting and training the staff which will operate and maintain the System;

     c. Responding, in a timely manner, to Owners requests for information;

     d.   Procuring,   as  agent  for  Owner,  replacement  of   stock   of
          consumables, spare parts, tools, and supplies in accordance with the Annual Operating Plan and Budget;

     e. Appointing a plant manager (subject to Owner's approval) who shall supervise the performance of Operators employees at the System site;

     f. Reviewing plans, specifications and drawings of machinery and equipment layouts and commenting to Owner thereon with regard to matters affecting operation and maintenance;

     g. Observing and receiving training and instructions from Owner, such training and instructions to be in accordance with Sound Independent Power Industry Practice;

     h. Performing for Owner such other services as may from time to time be reasonably requested or are reasonably necessary or appropriate in connection with the operation and maintenance of the System; and

     i. Reporting to and consulting with Owner about the operation of the System on a scheduled basis, as reasonably requested by Owner.

Such services shall be provided in a manner consistent with all Legal and Contractual Requirements, Sound Independent Power Industry Practice and the Annual Operating Plan and Budget.

3. All full time personnel whom Operator will provide for the operation and maintenance of the System shall be at the site and available full time for training and to perform services to support System operation and maintenance as required by the staffing plan to be developed by Operator and approved by Owner.

4. A written management program shall be developed by operator for approval by Owner to ensure optimal performance, responsiveness, and cost-effectiveness in the operation and maintenance of the System. The program shall include provisions regarding:

     a.   Budget tracking, analysis and adjustments;

     b.   Personnel   policies,  including  policies   regarding   payroll,
          compensation, pensions and other benefits;

     c.   Training;

     d.   Purchasing and inventory control;

     e. A System safety and health program which will include procedures and a manual;

     f. An employee job-site handbook for Operator's employees operating and maintaining the System;

     g.   A maintenance planning and scheduling system; and

     h. A system for maintaining an inventory of consumables, spare parts, tools and supplies.

5. Subsequent to the Effective Date, Operator shall provide all operations and maintenance services necessary to efficiently operate and maintain the System, including but not limited to performing the following operating and maintenance services:

     a. Operating and maintaining the System in compliance with all Legal and Contractual Requirements, Sound Independent Power Industry Practice and the Annual Operating Plan and Budget;

     b. Obtaining and maintaining in effect all licenses and permits required by law to be obtained and maintained in Operator's name and assisting Owner in obtaining and renewing all licenses and permits required by low to be obtained and maintained by Owner or in Owners name;

     c. Paying all employees of itself and its Affiliates, agents and subcontractors promptly and filing all reports and remitting all payments required under labor statutes to the appropriate governmental authorities, as the obligations arise:

     d. Conducting the operations and maintenance of the System including, but not limited to. entering into contracts with third parties as agent for Owner (subject to Owner's approval if not in the ordinary course of business);

     e. Employing, and ensuring adequate training of, Operator employees and employees of its Affiliates (duly licensed where required by statute or regulation) for the operation and maintenance of the System consistent with Sound Independent Power Industry Practice, and planning and administering all matters pertaining to employee relations, salaries, wages, working conditions, hours of work, termination of employment, employee benefits, employee staffing. safety and related matters pertaining to such employees, and maintaining records with respect to all such matters;

     f. Monitoring, preparing and maintaining records of the operations and maintenance aspects of the System (including records of financial, business, and sales tax aspects of the System) in such form and covering such matters as Owner may reasonably request, consistent with Sound Independent Power Industry Practice, generally accepted accounting principles, and applicable records retention requirements; and making such records available for inspection and/or audit by Owner and Owner's designees;

     g. Implementing an inventory control system to identify, catalog, and disburse spare parts for the maintenance of the System and procuring, as agent for Owner, replacement spare parts and refurbishing. where practical or economical, spare parts to allow their reuse;

     h. Operating and maintaining the System according to the operations and maintenance programs prepared by Operator for Owner and, if necessary, creating updates for such programs and creating new programs as required for operation and maintenance of the System;

     i. Operating and maintaining the System to maximize the continuous, reliable, safe and efficient generation of electrical and/or thermal energy by the System so as to conserve fuel and financial resources and to minimize unscheduled outages, and providing maintenance for the System in a cost-effective manner to prevent deterioration beyond normal wear and tear provided, however, that Owner acknowledges such efforts shall necessarily be limited by the operating life, capacity and maintenance requirements of the system and by Legal and Contractual Requirements;

     j. Using all reasonable care necessary to keep the System and the System site clean, orderly, and free from debris, rubbish or waste to the extent consistent with the operation of the System;

     k. Taking necessary precautions and corrective actions in the event of an Emergency;

     l. Keeping the System and the System site free and clear of all liens and encumbrances arising out of the acts, omissions, or debts of Operator or its employees, agents or subcontractors claiming by, through or under Operator (this subsection shall not apply to mechanics liens and liens of any nature arising by operation of law, provided such liens are promptly removed by the payment of the debts they secure when due; in the event of a dispute between Operator or its subcontractors and a lienholder, Operator's obligation to Owner pursuant to this provision may be satisfied by the posting of an appropriate bond to the extent acceptable to the Agent);

     m. Within 30 days of its receipt of Owner's Plan of Operation submitted in accordance with Article V, Section 1 (c), preparing and submitting to Owner for Owner's approval a written proposed Annual Operating Plan and Budget which shall include all anticipated Expenses of the System to be paid by Owner for each succeeding calendar year, all as more fully described in Article VI, Section 6 or required by the Agent;

     n. Reporting to and consulting with Owner about the operation of the System on a scheduled basis, as reasonably requested by Owner;

     o. Using reasonable commercial efforts to secure from vendors, suppliers and subcontractors the best indemnities, warranties and guarantees as may be commercially available regarding supplies. equipment and services purchased for the System, all of which shall be assigned to Owner (Operator shall render reasonable assistance to Owner for the purpose of enforcing such indemnities, warranties or guarantees of which Owner is a beneficiary regarding the System);

     p. Performing for Owner such other services as may from time to time be reasonably requested or are necessary or appropriate in connection with the operation and maintenance of the System;

     q.   Promptly notifying Owner of:

          i. Any condition, event or act which is likely to result in a material deficiency in budgeted revenues, or excess in budgeted costs, of Owner;

          ii. Any forced outages or significant malfunction of the System as soon as practicable;

          iii. Any material failure to comply with any Legal and Contractual Requirements or any event which is reasonably expected to cause such material failure;

     r. Promptly providing Owner with such information relative to the System as Owner may reasonably request;

     S. Establishing an effective maintenance planning and scheduling system to optimize the availability, reliability and heat rate of the System;

     t. Assisting Owner in the compliance by Owner with the terms of the Financing Agreements, as they relate to the operation and maintenance of the System, including the preparation of reports concerning operations and making personnel available for discussions with the Agent or other lender representatives;

     u. Subject to Article XI, assisting Owner in selling or otherwise disposing of used and/or unneeded parts and supplies; and

     v. Providing and maintaining written procedures, in a form reasonably acceptable to Owner, required to enable Operator's employees to safety and efficiently startup, operate, and shut down the System equipment and to perform preventive maintenance on the System equipment.

c.   V.   RESPONSIBILITIES OF OWNER

1. Subject to the terms of this Agreement, Owner shall, at its cost and expense, perform and provide the following at the times required to support the start-up, operation and maintenance of the System:

     a. Providing an Owner's Representative who shall represent and bind Owner in all matters regarding this Agreement and the performance of Owner hereunder;

     b. Providing the System and System site free and clear of all liens and encumbrances (except for any liens or encumbrances in favor of Agent or the lenders under the Financing Agreements);

     c. Preparing the Owner's Plan of Operation and delivering the same to Operator on or before September 1 of each year;

     d.     With Operator's assistance, administering all System Contracts;

     e.      Providing  all  required  utility services,  including  water,
          sewer,   gas,   telephone,  water/wastewater   treatment,   waste
          disposal, special waste disposal and electricity;

     f. With operators assistance, obtaining and reviewing all necessary licenses and permits except those required by law to be obtained and maintained in Operator's name;

     g. Providing manufacturer's operating and maintenance manuals for the System;

     h. With Operator's assistance, preparing and submitting any special accounting and reporting documents that may be required by governmental authorities;

     i. Providing at its own expense, an office at the site for use by Operator

     j. Within five days of its receipt thereof, providing Operator complete copies of all technical, operational and other System and System site related information, including the System Contracts, as are in the possession, or under the control of Owner;

     k. Being responsible for the billing and collection of electricity revenues under the Amended Power Purchase Agreement and thermal revenues under the Steam Purchase Contract with Newark Boxboard;

     l. Being solely responsible for obtaining, maintaining and renewing all licenses and permits necessary for (i) Owner to do business in the jurisdictions in which the System is located and
          (ii) the ownership, operation and maintenance of the System and System site;

     m. Being responsible for arranging the disposal of hazardous wastes generated by or at the System or System site: provided, however, that Operator will coordinate removal of such waste from the System site using subcontractors chosen by Owner;

     n. Complying with, and diligently enforcing, all agreements (including the System Contracts) to which Owner is a party and which relate to or impact upon the System or Operator's ability to perform its obligations hereunder; and

     o. Timely paying all of Owner's vendors, suppliers and contractors.

     Such activities shall be provided in a manner consistent with all Legal and Contractual Requirements, Sound Independent Power Industry Practice and the Annual Operating Plan and Budget.

VI.  EXPENSES, REIMSURUMENTS, BUDGET, CONSIDERATION, COMPENSATION

1. As compensation to Operator for its performance of the Services, Owner shall Pay operator (a) the Expenses incurred by Operator and (b) an annual fee ("Operator's Fee"). The Operator's Fee for the first Contract Year shall be $150,000. The Operator's Fee shall be payable in equal monthly installments in arrears. The Operator's Fee shall be adjusted annually in accordance with the following sentence. For each Contract Year after the first Contract Year, the Operator's Fee shall be equal to the product of: (i) the ratio of the Producer Price Index for the lag month of the then expiring Contract Year over the Producer Price Index for the last month of the previous Contract Year and (ii) the Operator's Fee for the then expiring Contract Year, provided, however, that for any partial Contract Year, the Operator's Fee shall be multiplied by a fraction, the numerator of which shall be the total number of days in such Contract Year and the denominator of which shall be 365 or 366, as the case may be. If Operator falls to pay accrued, undisputed Liquidated Damages in any Contract Year in accordance with the provisions herein, Owner may elect to reduce the Operator's Fee in the subsequent Contract Year by the amount of undisputed Liquidated Damages owed to Owner.

2. Owner shall directly pay, or promptly reimburse to Operator as the case may be, the following expenses ("Expenses") relating to the
     System:

     a.      Insurance and bond premiums for policies which are required by
          Article VIII hereof;

     b. Property, and other taxes (including, without limitation, sales taxes, gross receipts taxes, value added taxes. energy taxes and capital taxes) related to Owner or the System, but not including those based an Operator's income or capital;

     c. The base salaries, straight time hourly wages and overtime hourly wages of all of Operator's on-site personnel plus (i) thirty eight percent (38%) of (x) the base salaries and straight time hourly wages and (y) the straight time hourly portion of the actual overtime wages for all hourly employees, and (ii) five percent (5%) of the base salaries, straight time hourly wages, and overtime hourly wages.

     d. Transportation, travel, lodging, and (for employees newly hired or newly assigned to the System site) relocation expenses of persons employed by Operator or its Affiliates performing the duties of Operator under this Agreement subject to advance approval by Owner in writing;

     e. Reasonably incurred legal and accounting fees relating to the System, subject to advance approval by Owner in writing;

     f. Fuel expenses including fuel purchase, transportation, handling and demurrage charges;

     g. The expenses of purchased electric power, telephone and other communication services, purchased potable water. waste disposal, special waste disposal, lubricants and chemicals necessary for the operation of the System;

     h. Costs reasonably incurred or paid by Operator due to an Emergency;

     i.     Training, including outside training services;

     j. The costs of permits or licenses required for either Owner, Operator or the System;

     k. Costs associated with Routine Maintenance, Major System Repairs (including scheduled and unscheduled) inspections, and overhauls, outside contractor services and purchases of replacement equipment, parts and components;

     l.     Spare parts, tools, supplies and consumables;

     m. Capital costs approved by Owner for improvements, alterations or additions to the System including those required by governmental laws, regulations or orders including without limitation, those arising from environmental concerns; and

     n.      The  cost  of transportation of spare parts, tools,  supplies,
          consumables  and  any  item  which  is  a  reimbursable   expense
          hereunder.

     For all Expenses (other then relating to labor, legal and accounting fees) incurred and paid by operator for which Operator is entitled to reimbursement hereunder, Owner additionally shall pay Operator a general and administrative expense fee of five percent (5%) of such Expenses.

3.        a.     For convenience and in order to save on expenses, Owner
          will directly pay certain Expenses reimbursable to Operator as set forth in the Annual Operating Plan and Budget described in
          Article VI, Section 2 as practicable. To the extent reasonably practical, the items covered by such Article VI, Section 2 shall be procured through Operator's issuance of an Owner purchase order and the cost of any such items shall be paid directly by Owner to the vendor thereof. Operator shall perform such duty as owner's agent.

     b. Without Owners prior approval, Operator shall be empowered to prepare and issue an Owner purchase order for any material or service the cost of which would constitute an Expense, so long as the total cost for such item is less than or equal to $10,000. For any item or items whose total cost is greater than $10,000, Operator shall submit a written requisition to Owner, and after receipt of written approval from Owner, Operator shall be authorized as agent for Owner to prepare and issue a purchase order on behalf of Owner on Owner's purchase order form for such item. Operator shall (i) verify the receipt at the System site of all materials end services to be delivered to the System site covered by Owner's purchase orders issued by Operator, (ii) verify the accuracy of vendors' invoices in connection therewith. and (iii) forward such invoices to Owner for approval, processing and payment by Owner. Nothing in this Agreement shall prevent Operator from procuring any material or service the cost of which would constitute an Expense under Article VI(2).

      C. Operator shall periodically, but not more often than once a week, deliver to Owner invoices received by Operator from third parties for all direct Expenses, accompanied by a summary of all such invoices which itemizes all such invoices by operating cost account number. Such invoices shall also be accompanied by a statement from Operator confirming that all such invoices are accurate, due and payable, together with all relevant documentation reasonably necessary for Owner to verify the accuracy thereof. Each invoice submitted to Owner shall be paid by Owner directly to the payee of such invoice on or before the date such invoice is due.

4. From time-to-time, Operator will prepare and send to Owner an invoice, including expense statements, vouchers or such other supporting information as Owner may reasonably require, for the amounts then due for reimbursable Expenses and the monthly installment of the Operator's Fee. Owner shall pay the amount due to Operator no later than thirty (30) days after receipt of the invoice. All payments shall be made by wire transfer of immediately available funds to Texas Commerce Bank, Houston, Texas, Account No. 00101616119, ABAR 113000
    609. Any payment not made within 30 days after receipt of the invoice will bear interest from the date on which payment was due at the rate of one and one-half percent (1.5%) per month or the maximum rate permitted by law, whichever is the lesser.

5. Operator shall maintain complete, true, and correct records in connection with all Expenses incurred by Operator. Operator shall retain all such records for five (5) years after Expense reimbursement by Owner has been fulfilled or for any longer period of time required by law. All documents and records relating to this Agreement shall be available for inspection by Owner anytime during normal business hours. Owner may audit all records of Operator relating to Expenses and services performed hereunder. In the event the audit shows that the payment by Owner to Operator exceeds the amount due Operator, Owner shall disclose such information to Operator and Operator shall refund the excess amount to Owner within five (5) business days of the disclosure to Operator. In the event the audit shows that the payment by Owner to Operator is greater than the amount due Operator under this Agreement and such error was caused by Operator, Owner shall be reimbursed its reasonable costs of performing the audit. In the event the audit shows that the payment by Owner to Operator is less than the amount due Operator, Owner shall disclose such information to Operator and pay the underpayment amount to Operator within five (5) business days of the disclosure to Operator.

6. On or before October 1 of each year, the Operator shall prepare and submit to Owner a written Annual Operating Plan and Budget which shall include all expenses of the System anticipated to be paid by Owner as either a direct or reimbursable Expense during the upcoming calendar year pursuant to Section 1 of this Article VI, together with a written operations and maintenance plan for the same period of time. Such Annual Operating Plan and Budget shall set forth the anticipated operations and maintenance plan including projected electrical production from the System on a monthly basis, and a complete schedule (to the extent technically feasible) of Operator responsible Routine Maintenance and all Owner-directed major maintenance tasks (including Major System Repairs) to be accomplished during said year. Owner and Operator shall agree upon the budget operations and maintenance plan, and persons to perform maintenance under the plan prior to the start of the calendar year, and shall meet and exchange information as is necessary and convenient to such end.

     It the parties cannot reach agreement on the Annual Operating Plan and Budget by the start of any calendar year, then, until such time as agreement is reached or the dispute is resolved, the Annual Operating Plan and Budget for such calendar year shall be based on the Annual Operating Plan and Budget for the preceding calendar year, as adjusted to reflect the net change, if any, between the most recently published Producer Price Index available on the first day of the calendar year in question and the corresponding Producer Price index in effect at the start of the immediately preceding calendar year.

     Operator has submitted, and Owner has accepted, the Annual Operating Budget for the calendar year ending December 31, 1996. a copy of which is attached as Exhibit F. All Annual Operating Budgets shall be in substantially the form attached as Exhibit F. The amounts set forth on Exhibit F shall be reduced pro rata based on the number of days remaining in the calendar year from and after the Effective Date. Likewise, the amounts set forth in the Annual Operating Plan and Budget in effect during the calendar year in which this Agreement expires or is terminated shall be reduced on a pro rata basis based on actual number of days elapsed during such calendar year prior to the date of the expiration or termination of this Agreement

7.        a.     The parties recognize that Changes may be required during
          the term of this Agreement. Either Owner or Operator may by a written notice to the other party propose a Change. The written notice shall describe the proposed Change in reasonable detail and the reasons therefor.

     b. The written notice of a Change proposed by Operator shall be accompanied by a Change Order Budget Statement. Upon receipt by Operator of any proposed Change from Owner, Operator shall use its best efforts to prepare and submit to Owner a Change Order Budget Statement with respect to such proposed Change within fifteen (15) days of the receipt of Owner's proposed Change. No proposed Change the cost of which is in excess of $10,000 shall be implemented until a Change Order has been executed by both parties approving the Change and the related Change Order Budget Statement; provided, however, that Operator shall be entitled to implement a proposed Change without the prior approval of Owner if such Change is required due to an Emergency. If Operator implements a Change without the prior approval of Owner due to an Emergency, Operator shall promptly notify Owner of such Change and pursue Owner's approval thereof in accordance with subsection c below. Operator acknowledges that Owner's approval of any proposed Change and/or the related Change Order Budget Statement may require the approval of the Agent.

     c. Owner and Operator shall diligently and in good faith endeavor to reach agreement upon any proposed Change and the related Change Order Budget Statement within thirty (30) days after the date of the receipt of a proposed Change and related Change Order Budget Statement. If a Change is required as a result of an Emergency. then Operator shall provide to Owner, as soon as practicable, notice of such Change, together with a statement describing the Emergency and a Change Order Budget Statement. If a Change due to an Emergency causes the Annual Operating Plan and Budget to be exceeded and Owner believes that an Emergency did not exist, then Owner shall have the right to dispute the Change. If Owner and Operator do not agree as to the resolution of such dispute, then either party may submit the dispute to arbitration in accordance with the provisions of Article XVIII, Section 2 and 3.

8. Operator shall report to Owner in writing monthly on electrical and thermal output and expenditures incurred to date; projected electrical and thermal output and expenditures for the balance of the calendar year, performance to date under the operations and maintenance plan and such other matters as Owner may reasonably request as to the operation and maintenance of the System. In such report, Operator shall recommend such changes to the then current budget and operations and maintenance plan as Operator considers necessary or appropriate.

9. Operator shall use its best efforts to operate and maintain the System each year within the budget approved by Owner (as amended by Change Orders). For purposes of determining the approved budget for the initial calendar year, the budget provided as Exhibit F in the aggregate amount of $1,871,860, for operating and maintenance duties set forth in Article IV, shall be adjusted by the ratio of the remaining number of days from the Effective Date to year-end divided by 366. If for any calendar year the Expenses (other than those Expenses set forth In Article VI, Section 2 (b) and Expenses incurred in response to Emergencies) whether direct or reimbursable, paid by Owner exceed the approved Annual Operating Plan and Budget, as amended by Change Orders mutually agreed by Owner and Operator, then Operator shall be solely responsible for any such excess.

10. Operator's consideration for services performed and expenses paid pursuant to this Agreement shall be the reimbursement of expenses described In Article VI, Section 2, the Operator's Fee, and, if applicable, the Bonus.

VII. INDEMNIFICATION

1. Operator will protect, indemnify and hold harmless Owner, Owner's Affiliates and Agent, and their respective directors, officers, employees, agents and representatives against and from any and all demands, losses, claims, actions or suits, including costs, judgments, penalties, fines and attorney's fees, for or on account of injury to or death of third persons, or for damage to or destruction of property belonging to third persons or for violation of law, in each case resulting from or arising out of Operator's negligent maintenance or operation of the System or Operator's willful act or omission, except to the extent caused by System design or construction defect, by Owner's act or omission, or the act or omission of third parties.

2. Owner will protect, indemnify and hold harmless Operator, Operator's Affiliates. and their respective directors, officers, employees, agents and representatives against and from any and all demands, losses, claims, actions or suits, including costs, judgments, penalties, fines and attorneys' fees, for or on account of injury to or death of third persons, or for damage to or destruction of property belonging to third persons, or for violation of law, in each case resulting from or arising out of a System design or construction defect, or the negligence or willful act or omission of Owner.

3. The duty to indemnify under this Article will continue in full force and effect, notwithstanding the expiration or termination of this Agreement, with respect to any claim or action based on facts or conditions which occurred prior to such termination.

4. If any indemnified party intends to seek indemnification under this Article from any indemnifying party with respect to any action or claim, the indemnified party shall give the indemnifying party notice of such claim or action within thirty (30) days of the commencement of, or actual knowledge by the indemnified party of, such claim or action. The indemnifying party shall have no liability under this Article for any claim or actions for which such notice is not conveyed; provided, however, that so long as the indemnifying party is not materially harmed by the indemnified party's failure to give timely notice of a claim or action, then the indemnifying party's indemnify obligation shall be unaffected. The indemnifying party shall, at its sole cost and expense, defend any such claim or action; provided. however, that the indemnified party shall, at its own cost and expense, have the right to participate in the defense or settlement of any such claim or action. The indemnified party shall not compromise or settle any such claim or action without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.

VIII.INSURANCE COVERAGE

1. Operator, on its behalf and on the behalf of all subcontractors of Operator performing any on-site services in connection with the operation and maintenance of the System or any of its appurtenant equipment, shall procure and maintain in effect during the term for which they perform services pursuant to this Agreement the following minimum insurance coverages, in the given amounts:

     a. Vehicle liability insurance covering all owned, non-owned and hired automobiles, trucks, trailers and other vehicles. Such insurance shall provide coverage not less than that of the standard comprehensive automobile liability policy in limits not less than $1,000,000 combined single limit each occurrence for bodily injury and property damage. The Owner and NRG Generating (U.S.) Inc. shall be named as additional insureds.

     b. Workers' Compensation insurance that satisfies statutory requirements and Employers' Liability Insurance with limits of $1,000,000. This insurance shall include All States Coverage and Longshoremen & Harbor Workers Compensation Act coverage (if exposure exists.) The Employer's Liability Coverage shall not contain an occupational disease exclusion.

     c. Liability insurance, on an "Occurrence" basis and in a form providing coverage not less than that of the standard Commercial General Liability policy, covering operations of the System including independent contractors, products and completed operations, broad form property damage, blanket contractual liability coverage (for any written or oral contracts related to the System) and personal injury liability coverage for claims arising out of the operations of the System for bodily injury, property damage and personal injury with policy limits not low than $1,000,000 combined single limit each occurrence and $2,000,000 aggregate limit. The aggregate policy limits shall apply solely to this project or site. Coverage shall include a standard severability of interests clause and cross liability coverage. The Owner and NRG Generating (U.S.) Inc. shall be named as additional insureds.

     d. Excess or umbrella liability insurance, on an "Occurrence" basis and with coverage at least as broad as the vehicle liability, employers' liability and general liability policies, to provide limits of insurance in excess of Owner's vehicle liability, employers liability and general liability policies for not less than $10,000,000 combined single limit each occurrence and in the aggregate for bodily injury. property damage and personal injury. The aggregate policy limits shall apply solely to this project or site. Coverage shall include a standard severability of interests clause and cross liability coverage. The Owner and NRG Generating (U.S.) Inc. shell be named as additional insureds.

2. Owner shall procure and maintain in effect during the term of this Agreement at its expense the following minimum insurance coverage:

     a. Vehicle liability insurance covering all owned, non-owned and hired automobiles, trucks, trailers. and other vehicles. Such insurance shall provide coverage not less then that of the standard comprehensive automobile liability policy in limits not less than $1,000,000 combined single limit each occurrence for bodily injury and property damage. The Operator and NRG Generating (U.S.) Inc. shall be named as additional insureds.

     b. Workers' Compensation insurance (if required) that satisfies statutory requirements and Employees' Liability Insurance with limits of $1,000,000. This insurance shall include All States Coverage and Longshoreman & Harbor Workers Compensation Act coverage Of exposure exists.) The Employer's Liability Coverage shall not contain an occupational disease exclusion.

     c. Liability insurance, on an "Occurrence" basis and in a form providing coverage not less than that of the standard Commercial General Liability policy, covering operations of the System including independent contractors, products and completed operations, broad form property damage, blanket contractual liability coverage (for any written or oral contracts related to the System) and personal injury liability coverage for claims arising out of the operations of the System for bodily injury, property damage and personal injury with policy limits not less than $1,000,000 combined single limit each occurrence and $2,000,000 aggregate limit. The aggregate policy limits shall apply solely to this project or site. Coverage shall include a standard severability of interests clause and cross liability coverage. The Operator and NRG Generating (L.I.S.) Inc, shall be named as additional insureds.

     d. "All Risk" Property Insurance, including Boiler and Machinery Insurance and difference in conditions coverage (including flood perils), with an extension for Business Interruption Coverage, and naming Operator and NRG Generating (U.S.) Inc, as additional insureds for all such insurance coverage as their interests appear.

3. Within thirty (30) days after the date of execution of this Agreement, each party shall provide to the other party, pursuant to the notice provisions of Article XIV, properly executed certificates of insurance, signed by an authorized representative of the insurance carrier. These certificates shall provide the following information:

    a.     Name of insurance company, policy number and expiration date;

     b. The coverage required hereunder and the limits on each covered item, including the amount of deductibles and self-insured retentions;

     c. A statement indicating that sixty (60) days notice of cancellation, non-renewal, or material change in coverage of any of the policies shall be given to each named insured and any additional insured; and

     d.     Named and additional insured.

4. Each party shall have the right to inspect and photocopy the policies of insurance at the other party's place of business during regular business hours. on reasonable prior written notice.

5. All insurance policies, including Workers' Compensation insurance, provided by Owner and Operator shall waive all rights of subrogation against one another and NRG .

6. The provision of insurance shall not be construed to limit the liability of any party to the other party.

7. All commercial insurance carriers providing insurance hereunder must be rated A- or better, with a minimum size rating of VIII by Bests Insurance Guide and Key Ratings or an equivalent rating by another nationally recognized insurance rating agency of a standing similar to Best.

8. All deductibles or self insured retentions associated with policies required hereunder shall be the responsibility of the named insured.

IX.  ENGAGEMENT OF THIRD PARTIES

Operator may engage or subcontract in the ordinary course of business and at Owner's expense such persons, corporations or other entities as Operator deems advisable for the purpose of performing or carrying out any of the obligations of Operator under this Agreement. Except in the case of an Emergency, before incurring an Expense under this Article IX In excess of $10,000, Operator shall obtain the prior written approval from Owner.

X.     OPERATOR REPORTING OBLIGATIONS

Operator shall provide Owner with copies of all reports generated by Operator's or Operator's Affiliates' employees, agents, or subcontractors with respect to the operation of the System that are filed with any federal, state, or local agency or governmental entity. In addition, Operator shall provide Owner with monthly compliance reports, summarizing Operator's compliance with all System permits and licenses. The content of the monthly compliance reports shall be agreed to by Owner and Operator on or before June 15, 1996. All monthly compliance reports shall be delivered to owner within ten (10) days after the last day of the relevant month.

XI.  SPECIFIC LIMITATIONS

In the conduct of its duties hereunder, Operator shall not, without first obtaining the written consent of Owner:

1. Limit on Expenditures. Under-take an expenditure outside Operator's scope of responsibilities except that, in case of an Emergency, Operator may make such immediate expenditures as may be necessary, but notice of any such Emergency and expenditures shall be given to Owner as promptly as possible, but in no case more than 12 hours after the event.

2. Settlement of Claims. For any claim for which Owner is or may be responsible, pay in excess of $10,000 in the settlement of any claim for injury to or death of persons, or loss of or damage to property, or in settlement of any contract or other dispute.

3. Disposition of Equipment. On Owner's behalf, sell or otherwise dispose of any item of equipment which is part of or used in the operating or maintaining the System if the current price of new equipment similar thereto is in excess of $5,000.

4. Contracts with Affiliates. On Owner's behalf, enter into any contract with an Affiliate of Operator with a value in excess of $5,000.

XII. TERMINATION/DEFAULT

1.     This Agreement may be terminated:

     a. By the non-defaulting party at any time following the occurrence of any Event of Default, as described In this Article XII, if such Event of Default is not cured within the period, if any, provided therefor,

     b. By Operator, if, after Operator has taken all reasonable efforts to avoid regulation as a public utility, Operator's performance under this Agreement renders Operator subject to regulation as a public utility by any federal, state or local agency of any governmental entity, by delivery of thirty (30) days' prior written notice to Owner;

     c. By Operator, if Owner's action or inactions under this Agreement renders Operator subject to regulation as a public utility by any federal, state or local agency of any governmental entity, by delivery of thirty (30) days' prior written notice to Owner

     d. By Owner for its convenience, upon ninety (90) days' written notice to Operator provided that Owner pays Operator the applicable termination charge in accordance with the provisions of Exhibit D (no termination of this Agreement under this provision may be effective until the third anniversary of the Effective Date);

     e. By Owner, if, at, on, or in connection with the operation and maintenance of any part or all of either or both of (x) the System or (y) the properties, plant or equipment operated by Operator for NRG Generating (Newark) Cogeneration, Inc., Operator falls to achieve and maintain compliance with all applicable laws, permits, licenses, regulations, or orders of any Governmental Authority; provided. however, that no failure of Operator to perform its obligations under this Article XII,
          Section 1 (e) shall be grounds for termination if such failure is the result of the negligence of a third party other than subcontractors of or procured by Operator or Operator's affiliates or an act of Force Majeure, so long as Operator is diligently pursuing a cure as required by this Agreement. Owner may exercise its right of termination under this Article XII action 1 (e), if and when Owner believes that Operator has failed to achieve and maintain compliance with an applicable law, permit, license, regulation or order, whether or not (s) a court or administrative agency with competent jurisdiction has determined that there has been such a failure or (t) a dispute resolution process has determined that the failure was not the result of either negligence of a third party other than subcontractors or an act of Force Majeure which Operator is diligently attempting to cure; provided, however, that following any termination by Owner under this Article XII Section 1 (e), if
          (u) a court or administrative agency, with competent jurisdiction to assess a fine, penalty or other action for failures in circumstances of the sort which were the basis of Owner's termination, issues a final nonapealable order (or issues an order for which all appeals periods have expired) determining as a matter of both fact and law that the circumstances which were the basis of Owner's termination did not constitute a violation of any law, permit, license, regulation or order. or (v) a dispute resolution process under Article XVIII determines that the failure was the result of negligence of a third party other then subcontractors or an act of Force Majeure which Operator is diligently attempting to cure, then Owner shall pay Operator the amount determined in accordance with Exhibit E.;

     f.   By the mutual agreement of the parties; and

     g. By Owner, if the Amended Power Purchase Agreement is terminated for any reason other then a default by Owner or an Owner Affiliate.

2. Owner shall be in default under this Agreement upon the happening or occurrence of any of the following events or conditions, each of which shall be deemed to be an Event of Default for purposes of this
     Agreement:

     a. Owner materially breaches any of Owner's obligations. covenants, conditions, services or other responsibilities under this Agreement unless within thirty (30) days after notice from Operator specifying the nature of such breach, Owner either cures such breach or, if such breach (other than the failure to make payment obligations) cannot be cured within thirty (30) days, Owner commences and diligently pursues such cure and thereafter continues to diligently pursue such cure. If the breach is not cured within 120 days of the date of Operator's written notice to Owner, then Operator may terminate this Agreement;

     b. There is an assignment for the benefit of Owner's creditors, or Owner or its Parent company, NRG Generating (U.S.) Inc.. is adjudged bankrupt, or a petition is flied by or against Owner or its parent company under the provisions of any insolvency or bankruptcy laws (and such petition is not dismissed within six months), or the business or principal assets of Owner or its parent company are placed in the hands of a receiver, assignee or trustee, or Owner is dissolved, or Owner's existence is terminated or its business is discontinued; or

     c. Any material representation or warranty furnished by Owner in connection with this Agreement was knowingly false or misleading in any material respect at the time it was made.

3. Operator shall be in default under this Agreement upon the happening or occurrence of any of the following events or conditions, each of which shall be deemed to be an Event of Default for purposes of this
     Agreement:

     a. Operator materially breaches or falls to observe or timely perform any of Operator's obligations, covenants, conditions, services or responsibilities under this Agreement, unless within thirty (30) days after notice from Owner specifying the nature of such breach or failure, Operator either cures such breach or failure or, if such breach cannot be cured within thirty (30) days, Operator commences and diligently pursues such cure and thereafter continues to diligently pursue such cure. If the breach is not cured within 120 days of the date of Owner's written notice to Operator, then Owner may terminate this Agreement;

     b. There is an assignment for the benefit of Operator's creditors, or Operator is adjudged bankrupt, or a petition is filed by or against Operator under the provisions of any insolvency or bankruptcy laws (and such petition is not dismissed within six months), or the business or principal assets of Operator are placed in the hands of a receiver, assignee or trustee, or Operator is dissolved, or Operators existence is terminated or its business is discontinued; or

     c.      Any  material representation or warranty furnished by Operator
          in   connection  with  this  Agreement  was  knowingly  false  or misleading in any material respect at the time when made.

Notwithstanding subsection (a) above, Operator (i) shall not be afforded any cure period, (ii) will not be permitted to invoke or utilize the
Article XVIII Dispute Resolution provisions, and (iii) will be subject to immediate termination if the termination of this Agreement is affected under the language of Article XII, Section 1(e).

4. Upon the occurrence of an Event of Default, the non-defaulting party may:

     a. Without recourse to legal process, terminate this Agreement by delivery of a written notice of termination to the defaulting party or its assigns; and/or

     b. Pursue, concurrently or separately, other remedies existing in law, any provision of this Agreement, or otherwise.

5. Upon termination or expiration of this Agreement, Operator shall:

     a. Deliver to Owner all books, records, operator logs, accounts and manuals developed or maintained by Operator pursuant to this Agreement, provided however, that Operator may retain copies of such documents. Furthermore, Owner shall have the right to take possession of all of the equipment, spare parts and supplies purchased for the System and paid for by Owner,

     b. At Owner's request and expense, cooperate with Owner to effect an orderly transition of the operations and maintenance of the System, including, without limitation, perform the following:

          i. Continue to operate the System in accordance with this Agreement for a period not to exceed 180 days while Owner appoints and mobilizes a successor operator;

          ii. Assist Owner in preparing an inventory of all material, equipment, spare parts and supplies purchased for the System; and

          iii. Assign to Owner all Operator's contractual agreements with third parties relating to the operations or maintenance of the System, to the extent such agreements are so assignable.

XIII.ACCESS TO SYSTEM

Operator and Owner and their agents, representatives, and employees shall have full and free access at all times to the System.

XIV.  NOTICES

1. Any notice required or permitted under this Agreement shall be in writing and shall be valid and sufficient if delivered personally, mailed by registered or certified mail, or sent by a recognized private overnight express delivery service. In each case postage prepaid, return receipt requested, addressed to the other party as follows:

If to Operator:

STEWART & STEVENSON OPERATIONS, INC.
2707 North Loop West
Houston, Texas 77008
Attn:  Vice-President of North American Operations
Telephone: 713-803-0300


If to Owner:

NRG Generating (U.S.) Inc.
1221 Nicollet Mall, Suite 600
Minneapolis, Minnesota 55403
Attn:  Chief Executive Officer
Telephone: 612-373-5300

2. Any party may change its address, or add additional addresses, by notice given to the other parties in the manner se forth above

XV.  FURTHER ASSURANCES

1. Owner and Operator agree to execute, acknowledge and deliver any and all such further documents and instruments and to take such action as may reasonably be required in order to allow the financing of the System to proceed, to effectuate the purpose of this Agreement, and to obtain any government permits, licenses, or approvals necessary or convenient to accomplish the foregoing.

2. Title to all materials, equipment, supplies, consumables, spare parts and other items purchased or obtained by Operator for the System shall pass to and vest in Owner upon the passage of title from the vendor or supplier thereof and the payment or reimbursement of Operator's costs by Owner.

XVI. REPRESENTATIONS AND WARRANTIES

1.     Owner represents and warrants to Operator as follows:

     a. Owner is a corporation duly formed, validly existing, and in good standing under the laws of Delaware, and it is properly qualified to do business in New Jersey;

     b. The execution of this Agreement has been duly authorized and approved by Owner, and no other authorizations, approvals, or consents are required in order for this agreement to constitute a binding and enforceable legal obligation of Owner;

     c. The execution of this Agreement by Owner, and the performance of Owner's obligations under this Agreement will not conflict with, or result in a breach or default under, any agreement, contract, or covenant to which Owner is a party; provided, however. that this provision is modified to be consistent with
          Section 7 of the Agreement which is being executed contemporaneously herewith as an inducement to the execution of this agreement; and

     d. This Agreement, as executed, constitutes a binding legal obligation of Owner that is enforceable in accordance with its terms and conditions.

2.     Operator represents and warrants to Owner as follows:

     a. Operator is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware, and it is properly qualified to do business in New Jersey;

     b. The execution of this Agreement by Operator has been duly authorized and approved by Operator and no other authorization, approvals, or consents are required in order for this Agreement to constitute a binding and enforceable legal obligation of Operator;

     c. The execution of this Agreement by Operator, and the performance of its obligations under this Agreement will not conflict with, or result in a breach or default under, any agreement, contract, or covenant to which Operator is a party; and

     d. This Agreement as executed, constitutes a binding legal obligation of Operator that is enforceable in accordance with its terms and conditions.

XVII.FORCE MAJEURE

1. Except for the obligation of either party to make any required payments hereunder, the parties shall be excused from performing their respective obligations under this Agreement and shall not be liable in damages or otherwise if and to the extent that they are unable to so perform or are prevented from performing by a Force Majeure, provided that;

     a. The non-performing party, as promptly as practicable after the occurrence of the Force Majeure, but in no event later than 14 days thereafter, gives the other party written notice describing the particulars of the occurrence;

     b. The suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure;

     c. The non-performing party uses its best efforts to remedy its inability to perform; and

     d. As soon as the non-performing party is able to resume performance of its obligations excused as a result of the occurrence, it shall give prompt written notification thereof to the other party.

2. Neither party shall be required to settle any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the party involved in the dispute, are contrary to its interest, it being understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shaft be entirely within the discretion of the party having such dispute.

XVIII.  DISPUTE RESOLUTION

1.     Resolution by Parties.

     a. First Attempt. In the event that a dispute arises hereunder between the parties, the parties shall attempt in good faith to settle such dispute by mutual discussions within 30 days after the date that a party gives written notice of the dispute to the other party; provided, however, that if the dispute involves any amount claimed under an invoice and after 10 days of mutual discussion either party believes in good faith that further discussion will not resolve the dispute to its satisfaction, such party may immediately refer the matter to arbitration in accordance with Section 2 of this Article XVIII.

     b. Chief Executive Officers. In the event that the dispute is not resolved in accordance with subsection 1 (a) above, either party may refer the dispute to the chief executive officers or chief operating officers of the respective parties for further consideration. In the event that such individuals are unable to reach agreement within 15 days, or such longer period as they may agree, then either party may refer the matter to arbitration in accordance with Section 2 of this Article XVIII.

2. Arbitration. In the event a dispute arises between Owner and Operator which is not resolved pursuant to Section 1 of this Article XVIII, shall be resolved by arbitration pursuant to the terms hereof. As a condition to initiating arbitration proceedings, a party must first have attempted to resolve the dispute under Section 1 of this
     Article XVIII. All claims, disputes, and other matters in question arising out of or relating to this Agreement or the breach thereof shall be decided by arbitrators selected as hereinafter provided and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then obtaining, unless the parties mutually agree otherwise. The resolution of such disputes shall not delay Operator's or Owner's performance of their undisputed obligations under the terms of this Agreement. The arbitration shall be held in Newark, New Jersey and any arbitration demand must be filed with the American Arbitration Association office located closest to Newark, New Jersey. If the claim or defense of either party is determined to be frivolous, the arbitrators may require that the party at fault pay or reimburse the other party for
     (i) fees and expenses, including. attorneys and expert fees and expenses, and (ii) reasonable out of pocket expenses incurred by the other party in connection with the arbitration proceedings. Notwithstanding the foregoing, a termination of the Agreement under the language of Article XII, Section 1 (e) shall not, under any circumstances (except for disputes relating to the settlement of payment obligations), be subject to arbitration under this Article VXIII.

3. Selection of Arbitrators. Each dispute shall be submitted to three arbitrators, one arbitrator being selected by Owner, one arbitrator being selected by Operator, and the third arbitrator being selected by the two so selected. The party initiating the arbitration shall include in its notification under Section 4 below the designation of its selected arbitrator and the party receiving such notification shall designate its arbitrator within fifteen (15) days thereafter by notify the initiating party and its arbitrator of the selection. If the arbitrators selected by Owner and Operator cannot agree on a third arbitrator within fifteen (15) days after the second arbitrator is selected, the third arbitrator shall be selected by the American Arbitration Association. In the event the party receiving notification of a demand for arbitration shall not have selected its arbitrator and given notice thereof to the other party and its arbitrator within fifteen (15) days after receiving such notification, such arbitrator shall be selected by the American Arbitration Association.

4. Notice. Notice of demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when the applicable statute of limitations would bar institution of a legal or equitable proceeding based on such claim, dispute, or other matter in question.

5. Award. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. The award rendered by the arbitrators shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

6.     Survival.  This Article shall survive termination of this Agreement.

XIX. GENERAL PROVISIONS

1. Governing Law. This Agreement shall be governed by and construed under the laws of New Jersey.

2.       Counterparts.   This  Agreement  may  be  executed   in   multiple
     counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3. Headings. Title and headings of the articles and sections of this Agreement are for convenience of reference only and do not form a part of and shall not in any way affect the interpretation of this Agreement.

4. Amendment. No modification or amendment of this Agreement shall be valid unless in writing and executed by both parties to this Agreement.

5. Assignment. This Agreement may not be assigned by Operator without the written consent of Owner and written agreement of assignee whereby it expressly assumes and agrees to perform each and every obligation of Operator hereunder. Any assignment by Operator in violation hereof shall be null and void. Owner may, without the consent of Operator, assign its rights (but not its obligations) under this Agreement to or by a lender (including finance lessor) providing funds to refinance the System.

6. Successors and Assigns. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, to the extent that assignment is permitted under this Agreement.

7. Entire Agreement. This Agreement constitutes the entire agreement between the parties, supersedes all prior representations, documents or statements transmitted between the parties.

8. Consequential Damages. In no event will Owner or Operator have the right, with or without legal process. to recover punitive or special damages, or indirect or consequential damages, such as loss of use, lost profits, costs incurred because of delays, cost of replacement energy, "idle plant" costs, interest on borrowed money, letters of credit, security deposits or bonds. In no event will Owner or Operator be liable for representations, oral or otherwise, as to the results intended to be achieved through its undertakings pursuant to this Agreement, except as specifically provided in this Agreement.

9. Other Provisions. Nothing in this Agreement shall be construed to prevent or prohibit Operator from providing operating services to any other person, organization, or entity.

10. Waiver. The waiver of any breach of any term or condition hereof shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature.

11. Not for Benefit of Third Parties. This Agreement and each and every provision thereof is for the exclusive benefit of the parties to this Agreement and not for the benefit of any third party.

12. Survival of Representations, Warranties and Indemnities. All representations, warranties and indemnities of the parties set forth in this Agreement shall survive the termination or expiration of this Agreement.

13. Approval by Proposed Lender. If any provision of this Agreement must be approved by a lender, lessor or equity investor in connection with the financing of the System or any other action contemplated hereby, and such lender requires any modification of the provisions of this Agreement, neither owner nor Operator shall unreasonably withhold its approval and execution of any such modifications.

14. Survival of Obligations. Termination of this Agreement for any reason shall not relieve Owner or Operator of any obligation accruing or arising prior to such termination.

15. Confidentiality. The parties shall hold in confidence, and shall use only for the purposes of this Agreement, any and all Proprietary information disclosed to each other.

16. Severability. Should any section or subsection hereof be declared invalid or unenforceable for any reason, the remaining sections and subsections of this Agreement shall remain in full force an affect, and the parties hereto agree to immediately renegotiate in good faith such section or subsection as was declared invalid or unenforceable.

17. Duty to Mitigate. Each party must use its best efforts to mitigate the injury or damage caused by the other party's failure to perform. When a party seeking damages fails to make these efforts, the other party shall be entitled to have the damages accordingly reduced.

18. Consent. Except in the case of an Emergency, when either party's consent or approval is required, such consent or approval must be in writing and given prior to the act for which such consent or approval is sought.

19. Reasonableness. Except as expressly stated to be within the sole discretion of any party, all consents or approvals required of either party shall not be unreasonably withheld or delayed, nor shall any acts or requests of a party be unreasonable in light of the surrounding facts and circumstances.

20. Disclaimer, THE WARRANTIES EXPRESSLY PROVIDED BY OPERATOR HEREUNDER ARE THE SOLE, INTENDED WARRANTIES AND OPERATOR HEREBY DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, WHETHER STATUTORY, ORAL, WRITTEN, EXPRESS OR IMPLIED, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

21. Limits on Liability. Notwithstanding any provision contained in this Agreement to the contrary, for any Contract Year, Operator shall not be liable to Owner (whether by contract, warranty, tort, statute or otherwise, including Liquidated Damages or penalties owed by Operator under this Agreement) for any amounts that in the aggregate exceed the amount of the Operating Fee and Bonuses paid for the Contract Year in which the claim is made. If a claim(s) is made after the end of the term, then the claim(s) shall be deemed to have been made in the last Contract Year of the term. The limits of liability set forth herein shall not apply to any damages incurred by a party as a result of its gross negligence or willful misconduct.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first set forth above.

OWNER:

NRG Generating (Newark) Cogeneration Inc.

By: /s/ Leonard Bluhm
Its:  President


OPERATOR:

Stewart & Stevenson Operations, Inc.

By: /s/ Harvey Braswell
Its:  VP North American OPS

                                 EXHIBIT A

                         BONUS/LIQUIDATED DAMAGES


For the purpose of determining the liquidated damages ("Liquidated Damages") payable by Operator to Owner, or the bonus ("Bonus") payable by Owner to Operator, the effectiveness of Operator under this Agreement shall be measured in terms of both availability and heat rate. These measurements shall be applied at the completion of each Contract Year to determine the Liquidated Damages or Bonus for that Contract Year.

Availability. Operator shall undertake to operate the System to maximize availability. Availability will be measured for the Base Capacity level, as defined as 52 MWe (net). In each case the following formula will be used:

Contract Availability =

[Total Hours - (Equivalent Contract Unavailable Hours)]
                           Total Hours

where:

Total Hours = total hours in the Contract Year; and

Equivalent Contract Unavailable Hours = total of all hours during the Contract Year during which there occurred a full or partial Planned, Forced, or Maintenance Outage, as those terms are defined by Edison Electric Institute as Equivalent Availability (including outages resulting from Force Majeure events, but excluding outages resulting from (x) JCP&L's failure to supply natural gas to the Facility during periods when PSE&G has not interrupted transportation that it supplies under the PSE&G Gas Supply Agreement and (y) JCP&L's failure to accept available Output from the Facility). Partial outages are measured on an equivalency basis, e.g., a 50% outage for one hour would be equivalent to a full outage for one-half hour, and so forth.

Availability. For purposes of Bonus/Liquidated Damages availability calculation, the target Base availability will be 95%, for the term of this Contract. Each one tenth of one percent (0.1%) of availability will have a value of $20,000 as a Bonus or Liquidated Damages for availability measurement.

Heat Rate. For purposes of Bonus/Liquidated Damages heat rate calculations, the heat rate incentive will be based on 9750 Btu per kwh HHV, as calculated in accordance with Article A.9 of the Amended Power Purchase Agreement, for the term of this Contract.

                       LIQUIDATED DAMAGES AND BONUS

The Liquidated Damages payable by Operator to Owner and the Bonus payable by Owner to operator shall be based on the Availability and Heat Rate guarantees set forth in this Exhibit. For any Contract Year, the maximum Liquidated Damages (in the aggregate for each category as adjusted by the amounts of any Bonus payable to Operator) payable by Operator shall be no more than one hundred percent(100%) of the Operator's Fee for such Contract Year. For any Contract Year, once the aggregate Bonuses payable to Operator (adjusted for the Liquidated Damages, if any, owed by Operator equal $250,000, then any amounts in excess of $250,000 shall be payable to Operator at a rate of 4O% of such excess. The availability and heat rate Bonus/Liquidated Damages calculations will be determined monthly and will be payable after the end of the Contract Year as set forth in the Amended Power Purchase Agreement.

                                 EXHIBIT B
                         DESCRIPTION OF THE SYSTEM

(i)  NEWARK SYSTEM


The facility is a combustion gas turbine-steam turbine combined-cycle, topping cycle cogeneration facility.

The nominal rating is 52 MW electrical with average thermal output of 45,000 lbs/hr steam. The prime movers of the plant is one General Electric Frame 6 dual fuel combustion turbine, driving a 54,000 kVA synchronous generator with electrical output PH, 60 Hz and 13.8 kV.

The exhaust from the Frame 6 turbine is directed into a three drum (tri-pressure) heat recovery steam generator ("HRSG"). The HRSG at full turbine load and 59F ambient temperature produces when fired with 94.0 million BtuHHV an hour of auxiliary filing, 227,000 lbs/hr of 600 psig, 700 F steam; 23,000 lbs/hr of 285 psig/500 F steam; and 12,300 lbs/hr of 30 psig D&S steam.

The 600 psig steam is directed to the condensing extraction steam turbine which drives a 22,000 kVa synchronous generator with an electrical output of 3PH, 60 Hz and 13.8 kV.

The 165 psig steam extracted from the steam turbine is directed into a header from which 45,000 lbs/hr is directed to process to dry paperboard.

Thermal loads of the system vary seasonally +/- 5,000 lbs from an average of 45,000 lbs/hr over the course of an 8760 hour year.

The plant will operate on natural gas under normal circumstances other then interruptions due to curtailment of supply on extremely cold days.
Kerosene fuel is used as the alternate, approximately 480 hr/yr. Output of the combustion turbine is controlled by sensing and maintaining a constant optimum turbine exhaust temperature.

NOX emission from the plant are controlled by a combination of steam injection into the combustion turbine and Selective Catalytic Reduction using anhydrous ammonia injection with a semi-precious metal catalyst in the HRSG. The plant is equipped with Continuous Emission Monitoring equipment.

The interconnection points for the System are shown an identified an the following diagram associated with this Exhibit.

EXHIBIT C

SYSTEM CONTRACTS

NEWARK



Power Purchase Agreement                            dated 04/30/96
Transmission Service and Interconnection Agreement  dated 11/17/87
Gas Service Agreement                               dated 04/30/96
Steam Purchase Agreement                            dated 10/03/86
                                                 Amended 03/08 & 07/20/88


Permits

Air Permit/Certification (Rental Boiler Stack)      issued 03/11/93
Sewer Connection Permit                             issued 09/17/95
NJPDES General Permit                               issued N/A
Air Permit/Certification (Keeler Boiler Stack)      issued 03/28/94
Air Permit/Certification (Fuel Oil Storage Tank)    issued 08/13/90
Air Permit/Certification (Stack #1)                 issued 12/10/87
Stormwater Discharge Permit                         issued 10/15/93

EXHIBIT D


                        TERMINATION FOR CONVENIENCE

Commencing on the third anniversary of the Effective Date, the Owner may terminate this agreement for convenience as set forth In Article XII
Section 1 (d). The termination fee shall be $430,000 reduced pro-rata based on the number of calendar days remaining in the Agreement term as the numerator and 1096 calendar days as the denominator. The termination fee will be adjusted accordingly for any pro-rated undisputed Bonus/Liquidated Damage payments due on the Termination Date. This right of payment shall be Operator's sole and exclusive remedy for any termination of the Agreement by Owner under Article XII Section I (d) or the circumstances that were the basis thereof or were related thereto.

EXHIBIT E


                TERMINATION UNDER ARTICLE XII SECTION 1(e)

Commencing on the Effective Date, the Owner has the right to terminate the Agreement immediately as set forth in Article XII Section 1 (e). If Owner exercises such termination right and Operator thereafter becomes entitled to receive a payment from Owner under the language of the second of the provisos of Article XII Section 1 (e), then the amount of the payment shall be determined as follows: (i) if the termination occurs on the Effective Date, then the amount of the payment shall be $860,000 for Newark or (ii) if the termination occurs after the Effective Date, then the amount of the payment shall be the product of the amount specified in clause (i) times a fraction, the numerator of which is the number of calendar days remaining in the term of the Agreement, measured from the date that Operator surrendered control of the Project to Owner, and the denominator of which is 2,191 calendar days. The amount of this payment shall be adjusted for any prorated undisputed Bonus/Liquidated Damage payments due under the terms of the Agreement on the date of termination. This right of payment shall be Operator's sole and exclusive remedy for any termination of the Agreement by Owner under Article XII Section 1 (a) or the circumstances that were the basis thereof or were related thereto.

EXHIBIT F


1996 Budget



SEE ATTACHED

APPENDIX I

NEWARK
                    GUARANTEE OF OPERATOR'S OBLIGATIONS
                   BY STEWART & STEVENSON SERVICES, INC.


     In consideration of, and as an inducement for NRG Generating (Newark) Cogeneration, Inc. ("Owner") to enter into certain agreements with Stewart & Stevenson Operations, Inc. ("Subsidiary"), Stewart & Stevenson Services, Inc. hereby, irrevocably guarantees to Owner the Prompt performance and payment when due, whether by acceleration or otherwise, of all obligations, indebtedness, liabilities or undertakings according to the terms of the NRG Generating (Newark) Cogeneration Inc./Stewart & Stevenson Operations, Inc.
Operating and Maintenance Agreement dated    , 1996 and the Agreement
between Stewart & Stevenson Operations, Inc., NRG Generating (Newark) Cogeneration Inc., NRG Generating (Parlin) Cogeneration Inc., NRG Generating (U, S.) Inc., and Stewart & Stevenson Services, Inc. (the "Agreements").

     Subject to the terms and provisions herein set forth, the Guaranty is continuing, absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Agreements, (b) any amendment to, waiver of or consent to, departure from, or failure to exercise any right or remedy under the Agreements, (c) any acceptance of partial payment or performance of any of the guaranteed obligations, (d) any release, application or amendment of or consent to departure from any security or guaranty therefor, (e) any assignment of this Guaranty, (f) the insolvency, bankruptcy, dissolution or liquidation of Subsidiary or any change in ownership of Subsidiary, or (g) any other circumstance of a similar or different nature which might otherwise constitute a defense available to Subsidiary or the undersigned except as to the legal rights and defenses of Subsidiary watch arc provided for under the Agreements. Notice of acceptance of the Guaranty is hereby waived, and this Guaranty shall remain in full force and effect up to and including the expiration of the Agreements.

     The Guarantor waives promptness, diligence, any and all demands for payment, any notice of credits extended and shipments of merchandise made hereunder, and all other notices whatsoever. The Guarantor consents to any extensions of time for the payment of said account, to any changes in the terms of any settlement or adjustment thereof and to any changes in the terms of the Agreements. No delays on the part of Owner in the exercise by Owner of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No actions of Subsidiary shall in any way impair or affect this Guaranty.

     If Subsidiary defaults in the payment of any amounts due or in the performance of any other obligation under the Agreements, the Guarantor shall (a) pay upon demand (i) any sum due and to become due, (ii) any damages, costs and expenses entitled to be recovered from Subsidiary by reason of such default, and (iii) reasonable attorneys' fees and all costs and other expenses incurred as a result of any such default or in enforcing this Guaranty and (b) upon demand, perform or cause such obligation to be performed. This

Guaranty is a guarantee of payment and not of collection and no action need be brought against Subsidiary as a precondition to the enforcement of this Guaranty.

     This Guaranty shall be binding upon the Guarantor and its successors and assigns and shall be for the benefit of the person named above, its successors and assigns. Should any one or more of the provisions of the Guaranty be determined by a court of competent jurisdiction to be illegal or unenforceable, all other provisions shall remain effective.

     This Guaranty shall be governed by and construed under the laws of the State of New Jersey.

     IN WITNESS WHEREOF, this Guaranty has been duly executed this _ day
of    , 1996.


STEWART & STEVENSON SERVICES, INC.

By: /s/
Title:

APPENDIX II


[attach Existing O&M Agreement)

APPENDIX III



[attach the Amended and Restated Agreement for Purchase and Sale of Electric Power]